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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Reliant Energy, Incorporated's
(i) Registration Statement on Form S-4 No. 333-11329; (ii) Registration Statement on Form S-3 Nos. 33-46368, 33-54228, 333-20069, 333-32353, 333-33301,
333-33303, 333-58433, 333-70665, 333-81119 and 333-86403; (iii) Post-Effective
Amendment No. 1 to Registration Statement No. 33-51417 on Form S-3; (iv) Registration Statements on Form S-8 Nos. 333-32413, 333-32585, and 333-49333; and (v) Post-Effective Amendments Nos. 1, 2 and 3 to Registration Statement No. 333-11329-99 on Form S-8 of our report dated March 1, 2000 (relating to the consolidated financial statements of Reliant Energy, Incorporated (the "Company")) appearing in this Combined Annual Report on Form 10-K of the Company and Reliant Energy Resources Corp. for the year ended December 31, 1999.


Deloitte & Touche LLP

Houston, Texas
March 15, 2000